Exhibit 99
FOR IMMEDIATE RELEASE June 23, 2003	For More Information, Contact: William A. Griffith, Investor Relations 913-780-9595 Jim Drewitz, Public Relations 972-355-6070
BUTLER NATIONAL CORPORATION ANNOUNCES COMPLETION OF FLIGHT TESTING FOR LEAR 20 SERIES RVSM PROJECT
- Flight testing has been completed for FAA certification of Reduced Vertical Separation Minimums (RVSM) Equipment in Lear 20 series aircraft, and the Non-Group RVSM approval of Learjet 25D-330.

[OLATHE, KANSAS], June 23, 2003 - Butler National Corporation (OTC Bulletin Board "BUKS"), announces flight testing has been completed for FAA certification of RVSM Equipment in Lear 20 series aircraft, and the Non-Group RVSM approval of Learjet 25D-330. This is an important milestone in the certification of older Learjets to operate in FAA approved RVSM airspace. Extremely tight tolerances were recorded during RVSM testing, and the initial results appear to be well within the parameters established by the FAA for RVSM certification. The Rosemount Pitot Static Probes, IS&S/Avcon Altimeters and Avcon Autopilot Interface Unit work extremely well together.

Several weeks are required to reduce and analyze the flight data, complete the various supplements and reports, and submit the required information to the FAA. Group Certification flights should commence in July after the FAA has reviewed and approved all of the submitted documentation, and issued the RVSM Equipment STC and Non-Group RVSM STC.

Background:
Avcon and BizJet joined forces last fall to provide a cost-effective RVSM solution for Lear 20 series aircraft. As part of the agreement, the two companies agreed to share Development Risks and Costs. Avcon will obtain STC approval through the Wichita Aircraft Certification Office (ACO), and provide RVSM installations for customers at its facility in Newton, KS. Avcon will also provide RVSM Installation Kits to BizJet for customer installations at its facility in Tulsa, OK.

Innovative Solutions (IS&S) is the supplier of RVSM Altimeters (ADDUs) with Avcon configuration modules and Avcon Autopilot Interface Units (AIUs). Rosemount Pitot Static Probes are installed to provide reliable pitot and static inputs, and an AeroSonic/Avcon two inch (2") Standby Altimeter is also installed to provide altitude information in the event of an electrical failure. Kohlman Systems Research (KSR) of Lawrence, KS, is providing aircraft instrumentation, data gathering/reduction and FAA certification project administration. Numerous engineers, DER's and DAR's are also contracted to assist with the design and certification effort.

As part of the agreement with BizJet, Avcon dedicated its Lear 25D (S/N 330) to the RVSM project to obtain the multiple use STC for the installation of the RVSM Equipment. It also served as the first RVSM group approval aircraft, and has been used for all the FAA flight-testing.

Schedule:
When the RVSM Equipment STC and Non-Group RVSM Approval STC is approved by the FAA, Avcon and BizJet plan to immediately begin scheduling and modifying Launch Customer aircraft with RVSM equipment and test instrumentation at Avcon's facility in Newton, KS. The modified aircraft will then be flown at various RVSM altitudes and airspeeds to establish and verify the static correction curve for the program. Two flights consisting of approximately four total hours of straight and level flying will be required with each aircraft. A wide range of serial numbers and wing types are planned to be included in the group of Lear 24/25 model aircraft.

After each Launch Customer aircraft is flown for RVSM group approval, it will be returned to the owner pending group approval. When all group flights are completed, it will take an additional month or two for the data to be reduced, static source error correction (SSEC) curves generated and the Group RVSM STC approved by the FAA. In the interim, Launch Customer aircraft can be flown normally with the new RVSM equipment installed - just not in "officially designated" RVSM airspace until final approval of the Group RVSM STC.

Pricing:
Avcon and BizJet have established an Introductory RVSM Price of $149,500 for the first 10 units, a savings of 10%. Additional incentives for Group Approval Launch Customers are also available. The Introductory RVSM Price includes installation of RVSM equipment and a functional test flight of the RVSM system after installation. Order positions are scheduled after receipt of a Purchase Order and $10,000 slot deposit.

In addition to the RVSM cost, the JET FC-110 autopilot components and pitch servo need to be inspected, calibrated and/or repaired by L-3 Communications (new owner of the JET Autopilot) while the aircraft is being modified with RVSM equipment. The autopilot inspection/repairs can average anywhere from a few hundred to a few thousand dollars, depending on the condition of the various autopilot components. Since the inspection/repair cost cannot be accurately estimated, this cost is not included in the $149,500 Introductory RVSM price.

"Group Approval Launch Customer" Incentives:

The Avcon/BizJet RVSM Project requires a commitment of five (5) or more aircraft for Group Certification flights, and we are offering special "Launch Customer" incentives to these customers. Anyone interested in participating in the Group Certification effort should contact Avcon or BizJet to discuss substantial "Launch Customer" incentives in greater detail.

Conclusion:

We are committed to providing product improvements and safety enhancements for "Classic" aircraft like the 20 Series Learjets. Both Avcon and BizJet appreciate your interest in the Lear 20 Series RVSM Project, and would appreciate your support as a Launch Customer to keep the project moving forward without delay. Please give us a call if you have any questions regarding RVSM or would like to include your aircraft in the Group Certification effort.

About Butler National Corporation:

Butler National Corporation operates in the Aerospace and Services business segments. The Aerospace segment focuses on the manufacturing of support systems for "Classic" commercial and military aircraft including the Butler National TSD for Boeing 737 and 747 Classic aircraft, switching equipment for Boeing/Douglas Aircraft, weapon control systems for Boeing Helicopter and performance enhancement structural modifications for Learjet, Cessna, Dessault and Raytheon business aircraft. Services include electronic monitoring of water pumping stations, temporary employee services, Indian gaming services and administrative management services.

Forward-Looking Information:

The information set forth above may include "forward-looking" information as outlined in the Private Securities Litigation Reform Act of 1995. The Cautionary Statements, filed by the Company as Exhibit 99 to the Company's Annual Report on Form 10-K, are incorporated herein by reference and investors are specifically referred to such Cautionary Statements for discussion of factors which could affect the Company's operations and forward-looking statements contained herein.

For more information, please visit the Company web site: www.butlernational.com